Land O’Lakes, Inc.
Restated Articles of Incorporation and By-Laws
As Amended, February 2007
ARTICLES OF INCORPORATION
ARTICLE I
The name of this corporation is Land O’Lakes, Inc.
ARTICLE II
The nature of the business, or the objects or purposes to be transacted, promoted or carried on, are:
     1. To engage in any activity in connection with the production, grading, handling, processing, manufacturing, preserving, drying, packing, transportation, storage, warehousing, financing, advertising, buying, selling, marketing or distributing directly or through agents, in intrastate, interstate, or foreign commerce, of any agricultural product or products derived therefrom for itself, its stockholder members, and other farmer-owned and operated associations of producers of such agricultural products;
     2. To promote, foster and encourage the orderly marketing of agricultural products through collective action; and to represent and advise its stockholders in matters relating to the production, procurement, storage, handling, transportation, processing, manufacturing, distribution, marketing, and promotion of the use and sale of agricultural products;
     3. To purchase, manufacture, process, mine, store, handle, sell, transport, and distribute feed, seed, chemicals, fertilizers, petroleum, and petroleum products, building materials, and all commodities, supplies, services and equipment, related to agricultural operation, for the use and benefit of its stockholders and other patrons;
     4. To carry out all or any part of the foregoing objects as principal, factor, agent, contractor, joint venturer or otherwise, either alone or through or in conjunction with any person, firm, partnership, association or corporation;
     5. To provide management, financial, promotional, educational and other services for stockholders and patrons in connection with any of the foregoing objects and purposes;
     6. To engage in and carry on any other business which may conveniently be conducted in conjunction with the business of the corporation;
     7. To purchase, lease, hire or otherwise acquire, hold, own, construct, erect, improve, manage and operate, and to aid and subscribe toward the acquisition, construction or improvement of mines, plants, mills, factories, works, buildings, machinery, equipment, and facilities and any other property or appliances which may appertain to or be useful in the conduct of the business of the corporation.
     For such purposes, it shall have and may exercise all the powers permitted under the laws of the State of Minnesota.

ARTICLE III
The corporation shall have perpetual existence.
ARTICLE IV
     1. The amount of the total authorized capital stock of this corporation is Twelve Million Five Hundred Sixty Thousand Dollars ($12,560,000.00) divided into One Million (1,000,000) shares of Preferred Stock, par value Ten Dollars ($10.00) per share; Two Thousand (2,000) shares of Class A Common Stock, par value One Thousand Dollars ($1,000.00) per share; Fifty Thousand (50,000) shares of Class B Common Stock, par value One Dollar ($1.00) per share; Five Hundred (500) shares of Class C Stock, par value One Thousand Dollars ($1,000.00) per share; and Ten Thousand (10,000) shares of Class D Stock, par value One Dollar ($1.00) per share.
     2. Class A Common Stock shall only be issued to and held by farmers’ cooperative associations as defined in the Agricultural Marketing Act (12 U.S.C.A. 1141j (a)). Class B Common Stock shall only be issued to and held by individual farmers, or corporations which are engaged primarily in farming operations, substantially all of whose stockholders, officers and directors are farmers or share in the productivity of the farm. Class C Stock may be issued to and held by any association, firm, corporation or any other entity doing business on a cooperative basis other than an entity which is eligible to hold Class A Common Stock. Class D Stock may be issued to and held by any individual other than an individual who is eligible to hold Class B Common Stock. Preferred Stock may be issued to and held by any person, firm or corporation.
     3. The voting power shall be vested in the holders of Class A and Class B Common Stock exclusively. Individuals owning Class B Common Stock and corporations owning Class B Common Stock shall be restricted to one (1) vote in the affairs of this corporation. Class A common stockholders may have additional votes as provided for in the By-laws. Class C and Class D stockholders shall not be entitled to vote in the affairs of this corporation. Shares of stock shall be transferable only with the approval of the Board of Directors of this corporation.
     4. No dividends shall be paid on common stock of any class. Dividends on preferred stock shall not exceed eight percent (8%) per annum and shall be non-cumulative.
     5. Preferred stock may be retired in whole or in part at any time as determined by the Board of Directors, upon payment of the par value thereof plus any unpaid dividends declared thereon.
     6. In case of dissolution or liquidation, the owners of Preferred Stock shall be entitled and limited to receive the par value of their stock, plus any unpaid dividends declared thereon, before any payment is made to the holders of Class A and Class B Common Stock or Class C and Class D Stock.
     7. Net income in excess of dividends and additions to reserves shall be distributed on the basis of patronage, as provided for in the By-laws, and the records of the corporation may show the interest of patrons, stockholders of any classes, and members in the reserves, as provided for in the By-laws.

ARTICLE V
This corporation shall have its registered and principal office at 4001 Lexington Avenue North, Arden Hills, Minnesota, and may have other offices in other localities.
ARTICLE VI
These Articles of Incorporation may be amended as provided by law.
ARTICLE VII
The members of the Board of Directors of this association shall not be held personally liable to this association or its members and patrons for any monetary damages for breach of fiduciary duty, except for: a breach of the director’s duty of loyalty to this association or its members; for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; for a transaction from which the director derived an improper personal benefit; or for an act or omission occurring prior to the effective date of this provision, which is the date on which the amendment to the Articles of Incorporation of this association adding this provision is filed in the office of the Minnesota Secretary of State as required by law.

BY-LAWS
ARTICLE I
NAME AND LOCATION
Section 1. Name. The name of this association shall be Land O’Lakes, Inc.
Section 2. Location of Office. The principal office shall be located in Arden Hills, Minnesota. Other offices for the transaction of business shall be located at such places as the Board of Directors may determine.
ARTICLE II
PURPOSES
The nature of the business, and the objects and purposes of this association are set forth in the Articles of Incorporation.
ARTICLE III
MEMBERSHIP
Section 1. Qualification of Members. Persons and associations eligible for membership in this association who shall enter into a business transaction with this association shall be deemed to have applied for membership herein as of the date of the first business transaction within the year of application for membership. Membership in this association shall be of four (4) classes, as follows:
     (a) Class A. An association of producers of agricultural products operating on a cooperative basis, and (1) engaged in the processing, preparing for market, handling or marketing of farm products of its members; or (2) engaged in purchasing, producing, distributing and furnishing of farm supplies and farm business services, may become a corporate member of this association upon approval of the Board of Directors by the purchase of a share of Class A Common Stock, par value $1,000, and compliance with such uniform conditions as may be prescribed by the Board of Directors.
     (b) Class B. Any person (including an individual, partnership, limited liability company, corporation, and landlord and tenant in a share tenancy) who is actually engaged in the production of agricultural commodities in the territory in which this association is doing business may become an individual member of this association upon approval of the Board of Directors by the purchase of a share of Class B Common Stock, par value $1.00, and compliance with such uniform conditions as may be prescribed by the Board of Directors.
     (c) Class C. Any association, firm, corporation or any other entity, doing business on a cooperative basis other than an entity which is eligible to hold Class A Common Stock, may become a non-voting member of this association upon the approval of the Board of

Directors, by the purchase of a share of Class C Stock, par value $1,000, and compliance with such uniform conditions as may be prescribed by the Board of Directors.
     (d) Class D. Any individual other than an individual which is eligible to hold Class B Common Stock may become a non-voting member of this association upon the approval of the Board of Directors, by the purchase of a share of Class D Stock, par value $1.00, and compliance with such uniform conditions as may be prescribed by the Board of Directors.
Section 2. Voting. Each member of this association holding one or more shares of Class B Stock shall have one (1) vote in the affairs of this association at all membership meetings. Each member of this association holding one or more shares of Class A Stock shall have such number of votes in the affairs of this association at all membership meetings as its annual volume of patronage business with this association bears to a representative volume of business of an individual member marketing products through, or purchasing supplies from, this association. Each corporate member shall, by action of its board of directors or of its membership, appoint a person to act as delegate to cast its multiple votes at membership meetings.
     Individual members may, by action of the Board of Directors, be grouped into voting units and may be represented at membership meetings by delegates of their own choosing who shall cast the votes of all of the members of the unit or part of the unit they represent, except the votes of any members who have informed this association of their desire to personally cast their votes. A voting unit may be, but is not required to be, referred to as either a Dairy/Foods Unit or an Ag Service Unit. For purposes of these By-laws, a voting unit and the members thereof shall be deemed to be located in that region which, compared to any other region, contains the most residences of the members of such unit.
     The Board of Directors may submit any motion, resolution or amendment, including final action upon nominees, and alternates, for the office of director to the membership for a vote by electronic means or by mail on a ballot in the form prescribed in Section 308A.635, Minnesota Statutes, and submitted in conformity with the procedure defined in said section.
     Whenever the term “member” is used herein, except in Article VIII, Method of Operation, it shall refer to voting members only; that is, the holders of Class A Common Stock or Class B Common Stock.
Section 3. Termination of Members. The Board of Directors shall have the power to terminate the membership of any member for cause or whenever, in its judgment, such member has ceased adequately to patronize this association under the same terms and conditions as other members. Furthermore, the Board shall have the power, in its sole discretion, to terminate the membership of any member whenever such member has executed an agreement with any third party organization, in which such third party acts as an intermediary or agent either in the sale of the member’s products or in the procurement for the member of product or supplies, and such relationship is deemed by the Board to be detrimental to this association. In any case in which a membership has been terminated, the stock of such member shall automatically become non-voting stock, and notice to that effect shall be mailed to the member. The Board’s determination as to cancellation of membership shall be final and conclusive without requirement of prior notice. Termination of membership shall mean cancellation of voting rights. Such termination, however, shall not affect the member’s property interest in this association. This association may redeem at par value any common stock which has become non-voting common stock.
Section 4. Affiliation of Members. When so provided by marketing agreements with members, the Board of Directors shall have the power to enter into one or more contracts of affiliation with another cooperative, appointing such other cooperative as the agent for the marketing of milk of this association’s members and agreeing that each member covered by the contract shall, with respect to such contract and during the term thereof, be deemed to be an affiliated member of such other cooperative.
ARTICLE IV
REGIONS
Section 1. Regions. The territory in which the members of this association, both individual and corporate, are located shall initially be divided into five contiguous Ag Service Regions and twelve Dairy/Foods Regions, the boundaries of which have been determined by action of the Board of Directors. The boundaries of such regions shall be so defined that when the volume of patronage business done by this association with the members located within each region is divided by the number of directors to be nominated from that region, the result among the regions shall not be excessively disproportionate. To achieve this objective, the Board shall adopt a formula which may include, but which is not limited to, the following factors; the number of directors nominated from each region; amount of sales of agricultural products for members; amount of sales of equipment, supplies, and services to members; amount of equities of active member patrons attributable to patronage. Anything in this Section to the contrary notwithstanding, at no time shall the number of directors serving or to be nominated from any geographic group (Eastern, Mid-western, or Western) of Dairy/Foods Regions exceed one-half of the total number of directors from the Dairy/Foods Regions taken as a whole.
Section 2. Assignment of Members to Regions. Each member of this association shall be assigned to an Ag Service Region if they transact business with this association on a cooperative basis in the procurement of agricultural supplies or services. Each member of this association shall be assigned to a Dairy/Foods Region if they transact business with this association on a cooperative basis in the marketing of dairy or food products. In the event a person (entity) is a Class B or Class D member for both Ag Services and Dairy/Foods (two separate memberships), such person (entity) shall be assigned to both an Ag Services and a Dairy/Foods Region. In the event a member with multiple votes transacts business on a cooperative basis in both the procurement of agricultural supplies or services and the marketing of dairy or food products, such member shall be assigned to both an Ag Service Region and a Dairy/Foods Region. Persons (entities) who are both Ag Services and Dairy/Foods members shall be entitled to cast vote(s) based upon the procurement of agricultural supplies or services in the Ag Services Region and to cast vote(s) upon marketing of dairy or food products in the Dairy/Foods Region. Members assigned to voting units shall be assigned to regions as set forth in Article III, Section 2 of these by-laws. Members not assigned to voting units shall be assigned to regions dependent on the location of his or her farm residence if an individual or its principal place of business if an entity.
Section 3. Representation Committee. At any time up to five years from the establishment of the original regions, as provide herein, the Board of Directors shall appoint a Representation Committee. The Representation Committee shall review the number of directors nominated from the Ag Service Regions taken as a group and from the Dairy/Foods Regions taken as a group and shall adjust the apportionment thereof as necessary to achieve the objective stated in Section 1 of this Article. With such objective, the Representation Committee shall then review the number and boundaries of the Dairy/Foods Regions and shall recommend for final action by the Board of Directors such changes in the number and boundaries and any reallocation among the Dairy/Foods Regions of the total number of directors to be nominated from the Dairy/Foods Regions as they deem necessary. With the same objective, the Representation Committee shall also review the volume of ag service patronage business done by this association with the members located within each Ag Service Region and shall, to the extent it deems necessary, recommend for final action by the Board of Directors any change in the number and boundaries of Ag Service Regions and any reallocation among the Ag Service Regions of the total number of directors to be nominated from the Ag Service Regions. The number and boundaries of all regions and the number of directors to be nominated from each of the regions shall be the subject of review in this manner at least every five years. Whenever the boundaries or number of director nominations allocated to a region are varied as the result of this section, the terms of all directors meeting substantially similar qualifications in affected regions shall end as of the next following annual meeting without regard to the amount of time otherwise remaining in their terms. At such meeting, elections shall be held to fill all then open directorships.
Section 4. Region Councils. Within each region, a council shall be constituted in accordance with policies and procedures adopted from time to time by the Board of Directors of this association. Each such council shall, subject to the policies and procedures of the Board of Directors, determine their internal governance and representatives, shall provide nominations for director candidates from such district, and shall participate in regional and association programs and communication efforts within the region as requested by the Board of Directors.
ARTICLE V
MEETINGS OF MEMBERS
Section 1. Annual Meeting of Members. The annual meeting of the members of this association shall be held in Minneapolis, Minnesota, in Saint Paul, Minnesota, or at such other place as may be chosen by the Board of Directors, within six months after the end of the fiscal year. The Chairman of this association shall preside at such meetings.
Section 2. Special Meetings of Members. Special meetings of the members of this association may be called at any time by the Board of Directors or on the petition of twenty per cent (20%) of the members.
Section 3. Notice of Meetings. Notice of all regular and special meetings of this association shall be given by the Secretary of this association in this association’s regular publication mailed to all of its members at least two (2) weeks previous to the date of the meeting, or by mailing notice thereof to each and every member personally; or in the case of an association, to the Secretary thereof at the post address of such association not less than fifteen (15) days previous to the date of the meeting.
Section 4. Meetings of Members within Regions. A meeting of the members may be held annually in each Ag Service Region and each Dairy/Foods Region. Notice of all such meetings shall be provided to each member in such region as provided by law.
Section 5. Quorum. A quorum at all general meetings of this association (regular and special) shall be such number as is provided in Section 308A.631 of the Minnesota Statutes. A quorum at all Ag Service Region and Dairy/Foods Region meetings shall be not less than ten percent of the members assigned to such region.
Section 6. Election of Directors. At each annual meeting of this association, the election of directors shall be as follows: The Chairman of this association shall present to the meeting the name of each nominee from each region from which a director is to be elected and all of the members from all of the Ag Service Regions and Dairy/Foods Regions assembled at the annual meeting shall vote acceptance or rejection of said nominee. If the nominee is rejected, the Chairman of this association shall present the name of the alternate nominee from that region and all of the members assembled at the annual meeting shall vote acceptance or rejection of said alternate nominee. If the alternate nominee is rejected, there shall be nominations from the floor of persons eligible for the vacant directorship from such region and election by ballot by majority vote of all the members present and voting.
ARTICLE VI
BOARD OF DIRECTORS
Section 1. Number. The Board of Directors shall consist of twenty-four (24) persons, twelve nominated from Ag Service Regions and twelve nominated from Dairy Foods Regions, elected in the manner provided for herein. In addition to the elected Board of Directors, the Board may appoint annually for a term of one (1) year, up to three additional persons, who shall be non-voting members of the Board of Directors, but who need not be members of this association, who possess special qualifications deemed valuable in determining the policies of this association.

Section 2. Term of Office. Except as may result from the operation of Article VI, Section 4, the term of office of an elected director shall be four years, provided, however, that the terms of office of directors elected shall be so arranged that approximately one-fourth of the Board shall regularly be elected annually.
No person shall be elected to an additional consecutive term as director if such person has then served as a director for more than 20 consecutive years.
Section 3. Qualifications. The qualifications for the office of director are as follows:
     (a) The candidate must be less than sixty-five years of age at the date of election.
     (b) The director must, at the time of election and at all times during the term of his or her service, be (1) an active producer of agricultural commodities who is a Class B common stockholder; (2) an active producer of agricultural commodities who is a member of an association which is a Class A common stockholder; or (3) a manager or other employee of a Class A common stockholder whose reporting relationship within such stockholder is directly with, and who can only be hired and fired by, its board of directors. At all times during the term of his or her service directors hereafter elected must remain affiliated with the region with respect to which they were nominated and maintain the nature of the affiliation at the time of their election, both as to whether they are a producer or a manager as above described and as to whether their relationship to this association is primarily one of Dairy/ Foods orientation or of Ag Service orientation.
     (c) The serving director must have no loyalties to other organizations that transcend or interfere with the director’s loyalty to this association, and the director’s loyalty to the member association of this association with which the director is connected if she or he has such connections.
     (d) The person must not at any time during the term of directorship serve as an officer, director or manager of, or advisor to, any business organization which, in the determination of this association’s Board of Directors, is significantly competing with this association in the procurement of milk or in the marketing of food products or agricultural supplies.
     (e) At least one of the directors serving from each Ag Service Region shall, at all times, be an active producer of agricultural commodities. If there are two or more directors serving from an Ag Service Region, at least one of such directors shall at all times meet the qualifications of Section 3(b)(3) above. At no time shall the number of managers serving as directors from any Ag Service Region exceed the number of active producers of agricultural commodities serving as directors from such region. Directors nominated from Dairy/Foods Regions who are active producers of agricultural products must at all times during the term of directorship market dairy products through this association or through a Class A common stockholder of this association. Whenever a member of the Board of Directors becomes disqualified to hold office before his or her term expires, the Board shall declare the office vacant.
Section 4. Apportionment of Directors. Hereafter, all apportionment of the right to nominate directors shall be determined in accordance with Article IV, Section 3. All terms of all open directorships shall be for such length, not exceeding four years, as the Board of Directors determines will best facilitate staggered terms for the Board of Directors.
Section 5. Nomination of Directors. Prior to the annual meeting in each Region in which a vacancy on the Board of Directors will occur, the Region Council shall act as a nominating committee and shall meet and nominate at least two (2) eligible candidates as nominees for each vacancy for the office of director. Such Region Council shall report the names of such persons to the meeting. Additional nominations may be made by submission of a nominating petition to the Region Council documenting the eligibility of the proposed candidate and evidencing the support of either (1) fifteen or more members, or (2) a lesser number of members who together hold at least 10% of the votes eligible to be cast for nominees. The members attending the annual meeting in such region shall select one nominee and one alternate for the office of director. The names of those selected shall then be certified to the annual meeting of the members of this association for final action as provided in Article V of these By-laws. Said nominee, if a Class B member, must either reside in the region or be a member of a recognized voting unit which is located in said region; if the nominee is a member of a Class A member or a manager of a Class A member, then the Class A member’s principal place of business must be located within said region.
Section 6. Vacancies. Whenever a vacancy occurs on the Board of Directors, other than from expiration of a term of office, the remaining directors may appoint a person to fill such vacancy until the next annual meeting of the region in which the vacancy occurred, and until a successor shall be duly elected and qualified.
Section 7. Removal of Directors. Any director may be removed from office for cause after reasonable notice and opportunity for hearing, by majority vote of the members of this association attending a general or special meeting of this association. A vacancy resulting from such action shall be filled by the members at said meeting by election of a qualified person from the region affected who will serve until the next annual meeting.
Section 8. Meetings. The annual meeting of the Board of Directors for the election of officers and for the transaction of such other business as may properly come before the meeting shall be held within thirty days after the annual general meeting of this association.
     Regular meetings of the Board of Directors may be held without call or formal notice at such time and place and in such manner as the Board may determine. Special meetings may be held at any place designated by the Chairman of this association or by a majority of the members of the Board of Directors.
     Notice of meetings of the Board of Directors shall be given as provided by law.
Section 9. Quorum. A majority of the Board of Directors shall constitute a quorum for the transaction of business at all meetings thereof, and the act of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 10. Powers and Duties. The directors shall have and exercise full control of the affairs of this association, except such as are conferred by law, these By-laws, or the Articles of Incorporation upon the stockholders or upon an officer of this association.
Section 11. Annual Audit. At least once annually the Board of Directors shall secure the services of a competent and disinterested certified public accountant, who shall make a certified audit of the books and accounts of this association and render a report in writing thereon, which report shall be submitted to the stockholders.
Section 12. Compensation. Directors of this association may receive such compensation as may be fixed by resolution of the Board.
Section 13. Executive Committee. The Board of Directors shall establish an Executive Committee consisting of the Chairman of this association, the two Vice-Chairmen, and the Secretary, plus such additional members as determined by the Board of Directors from time to time. The Chairman of this association shall serve as Chairman of the Committee. The Executive Committee shall meet upon call of the Chairman and shall, subject to the limits provided by law, have such powers and duties as may, from time to time, be granted by the Board of Directors. Minutes of all meetings of the Executive Committee shall be taken and submitted to the Board at its next meeting. The Board of Directors may, in its discretion, appoint such other committees as it may deem necessary.
ARTICLE VII
OFFICERS
Section 1. Officers. The Board of Directors shall elect from amongst their number the following officers at each annual meeting of the Board: A Chairman, a First Vice Chairman, a Second Vice Chairman, and a Secretary. Said officers shall hold office until the next annual Board meeting and until their successors take office. The Board shall have power to fill a vacancy in any of such offices.
Section 2. Duties of Chairman. The Chairman of this association shall preside at all general meetings of this association, and all meetings of the Board of Directors at which he or she is present, and shall perform such other duties as may be assigned by these By-laws or by the Board of Directors. The Chairman shall serve as an ex officio member on all committees of the Board of Directors.
Section 3. Duties of Vice Chairmen. The First Vice Chairman shall, at the request of the Chairman, or in the case of her or his absence, perform temporarily the functions of the Chairman. In the event of death, resignation, or the ineligibility of the Chairman, the First Vice Chairman shall succeed to the office of Chairman. The Second Vice Chairman shall perform such duties as may be assigned by the Chairman or by the Board.

Section 4. Duties of Secretary. The Secretary shall record the proceedings of all general meetings of this association and all meetings of the Board of Directors. The Secretary shall have charge of the stock ledger and shall compile a list of all stockholders eligible to vote at each member meeting. He or she shall act as custodian of the records of this association and the seal of this association. He or she shall be responsible for publication and mailing of all notices of meetings. He or she shall execute all documents required to bear the corporate seal. He or she shall do and perform all other functions and duties customarily performed by corporate secretaries and have the power and authority incident to that office. The Board of Directors may appoint any number of assistant secretaries, who need not be members of the Board, from amongst nominees as submitted by the President, who may exercise such authority and powers of the office of Secretary as the Board shall prescribe.
Section 5. Duties of Treasurer. The Treasurer, who shall be elected by the Board of Directors from amongst a nominee, or nominees, as presented by the President, shall be the financial officer of this association and shall perform all the powers and duties incident to that office. The Board of Directors may appoint any number of assistant treasurers, who need not be members of the Board, from amongst nominees as submitted by the President, and shall prescribe their powers and duties.
Section 6. President and Vice Presidents. The Board of Directors shall elect a President of this association who shall not be a member of the Board of Directors. The Board of Directors may also elect such Vice Presidents and Executive Vice Presidents from amongst nominees for such offices as presented to the Board by the President. Each Vice President shall have such duties as are assigned from time to time by the President.
Section 7. Duties of President. The President shall be the chief executive of this association and as such shall have general charge and management of the business of this association, and shall sign or countersign all certificates, contracts or other instruments of this association as authorized by the Board of Directors, shall make reports to the Board of Directors and members, and shall perform such other duties as are incident to the office or are properly required by the Board of Directors. The President shall be responsible for the direction and supervision of all personnel within his or her appointive powers and shall also have the power to discipline or discharge such personnel. In the event any office is held by an employee who is not a member of the Board of Directors, then such office shall be terminated upon termination or discharge of said employee by the President.
     The President shall sit with the Board of Directors and the Executive Committee in deliberation upon all matters pertaining to the general business and policies of this association.
Section 8. Compensation of Personnel. The compensation of the President shall be determined by the Board of Directors. The compensation of all other employees shall be set by the President, and may be reviewed by the Board of Directors. No member of the Board of Directors shall be regularly employed by this association.

Section 9. Removal. All officers who have been elected by the Board of Directors shall be subject to removal at any time by the affirmative vote of a majority of the Board of Directors.
ARTICLE VIII
METHOD OF OPERATION
Section 1. This association shall be operated upon the cooperative basis in carrying out its business within the scope of the objects and purposes defined in Article II of the Articles of Incorporation. It shall be operated in such manner as to qualify this association as a farmers cooperative association as defined in the Agricultural Marketing Act (12 U.S.C.A. 1141j (a)), and the Capper-Volstead Act (7 U.S.C.A. 291).
Section 2. The term “patron” as used in the Article of Incorporation shall mean member-patron. Whenever the term “member-patron” or “member” is used in this Article, it shall mean all member-patrons or members whether voting or non-voting. Each transaction between this association and each member-patron shall be subject to and shall include as a part of its terms, whether or not the same be expressly referred to in said transaction, the following provisions:
     (a) This association shall apportion to each member-patron within eight and one-half (8 1/2) months after the close of the fiscal year such member’s proportionate share of the annual net earnings of this association from the business done with or for its member-patrons as hereinafter more particularly described; provided, however, that a member-patron shall not be entitled to a distribution of net earnings on any product marketed with this association unless there is a marketing agreement between the member-patron and this association which provides for the payment of net earnings on such product. Any marketing or membership agreement between the member-patron and this association which does not otherwise specify a different term or termination procedure may be terminated by either party providing the other prior written notice of not less than 365 days.
     (b) Annual net earnings shall be determined in accordance with generally accepted accounting principles; provided however, that for purposes of this Section, positive and negative impacts of open positions on futures contracts entered into for hedging purposes shall be excluded from the calculation thereof.
     (c) The Board of Directors may also deduct such amount as the Board deems necessary in its discretion for payment of dividends on preferred stock, if necessary to do so, and amounts necessary to establish reasonable reserves for any necessary purpose.
     (d) Annual net earnings from member-patron business may be calculated according to the several departments or divisions of said business and distribution thereof as between departments or divisions need not be uniform, provided, however, that there shall be no discrimination between member-patrons of the same department or division. Any amounts paid as interest on debt shall reduce such earnings even if such debt is owed to a division or entity included in the consolidated financial statements of this association in accordance with generally accepted accounting principles.

     (e) There shall be set aside in a reserve an amount equal to the sum of the following, determined in accordance with generally accepted accounting principles:
     (1) Annual net earnings after provisions for income taxes thereon derived from sources other than member-patron business; and
     (2) An amount equal to such percentages from zero to fifteen percent (15%) as may be determined by the Board of Directors of the annual net earnings from each of the profitable member-patron business pools less the amount of provision for income taxes thereon; provided that, current members participating in such pools shall have been notified of the amount of such determination as to each of the pools prior to the beginning of the fiscal year and new members shall have been notified of such determinations prior to becoming members. Provided, however, that for any such pool with respect to which the above required notice of percentage determination is not provided prior to the beginning of the fiscal year such percentage for such pool is hereby fixed at 10% for such year.
     In any event, however, this association shall be operated as provided for in Section 1 of this Article.
     Said reserve shall be credited to a retained earnings account, and said account may be used for any lawful purpose as determined by the Board of Directors.
     (f) The annual net earnings after any deductions as provided for in (e) above shall be distributed on a patronage basis in the form of cash or in the form of equity credits evidenced by written notices of allocation (whether such notices are qualified written notices of allocation within the meaning of 26 U.S.C.A. 1388(c) or otherwise), or any combination thereof. The records of this association shall reflect the amount credited to each member, and notice shall be given to each member of the amount so credited to the member’s account.
     (g) All equity credits may be paid or redeemed in whole or in part at such time, in such manner and in such order as shall be determined by the Board of Directors and the payment thereof whether arising as the result of patronage with this association or otherwise shall be payable subject to the discretion of the Board of Directors.
     (h) If this association has sustained an annual loss in its member-patron business, it shall have the power and authority to allocate such loss to the member-patrons for such year or years on a patronage basis and apply the same against the equity credits of said member-patrons.
     (i) Each person (including individuals, partnerships, limited liability companies, corporations and cooperative associations) who becomes a member-patron of this association and each member-patron of this association on the effective date of this By-law who continues as such after said date shall, by such act alone, consent (i) to the payment for and on his or its behalf of the cost of a one-year subscription to the general membership magazine published by this association; and (ii) for each year in which a business transaction occurs between said member-patron and this association, to the annual renewal of said subscription and to the payment for and on his or its behalf of the subscription price for each annual renewal; provided, however, that any subscription may be terminated by giving written notice to this association.

     Because this association is a cooperative owned by its members of which it is their agent, payment of such subscription price by this association on behalf of said members is actually payment by them.
     (j) The Board of Directors shall establish and maintain, not necessarily to the exclusion of other programs established by the Board of Directors, an Equity Target Program which shall, subject to the discretion of the Board of Directors, provide the basis for redemption of equity credits issued to members and patrons of this association hereunder in conjunction with the cooperative marketing of such members milk or other food products (“Dairy/Foods Equity Credits”). Such program shall contain elements as hereafter set forth. The Board of Directors shall from time to time determine a level of equity per hundredweight of milk (or its food equivalent as measured by value) marketed through the association (or such other measure as the Board deems appropriate) which level the Board deems would provide a fair and adequate level of equity capitalization for the operations of the association in conjunction with such marketing. Such level, referred to as the “Equity Target” is subject to change by the Board of Directors. Using such Equity Target, there shall be calculated with respect to each member a “Current Equity Target” which shall be used for purposes of determining the portion of the allocated patronage payable to such member in cash. The Current Equity Target shall be calculated with respect to each member as of the end of each fiscal year by multiplying the Equity Target by such member’s volume of milk or food product marketed with the association during such year. Any member whose Calculated Dairy/Foods Equity Credits (measured at 60% of face value with respect to credits originally issued pursuant to notices of allocation which were not qualified notices of allocation within the meaning of 26 U.S.C.A. 1388(c) and at face value with respect to other credits) exceed the amount of such member’s Current Equity Target as of December 31 of any year shall, subject to the approval of the Board of Directors, be entitled to receive in cash 100% of such year’s patronage earnings otherwise allocable to such member in conjunction with the cooperative marketing during such year of such member’s milk and food products. For purposes of determining eligibility for redemption of Dairy/Foods Equity Credits, an “Averaged Equity Target” shall also be calculated with respect to each member and equity holder by multiplying the Equity Target by a rolling average of such member’s or equity holder’s volume of milk or food product marketed with the association over a period of years determined by the Board of Directors and called the “Averaging Period”. The Averaging Period is initially set at six years at the time of adoption of this by law and is expected to be increased by the Board of directors by one year on December 31 of each year hereafter until the Averaging Period is twelve years. All holders of equity credits who had been inactive during the calendar year 1995 shall each, subject to the approval of the Board of Directors, have their equities redeemed during a twelve year period. Subject to the approval of the Board of Directors, the redemption of all such equity held by such inactive persons shall be made, in aggregate, in twelve equal annual installments on an oldest first basis beginning in the year 1996. Any member who holds equity exceeding the amount of such member’s Averaged Equity Target at the time of the adoption of this bylaw and for so long as shall such member’s Dairy/Foods Equity Credits continue to exceed such member’s Current Equity Target shall have, subject to the approval of the Board of Directors, equities redeemed at one twelfth of the amount of such initial excess each year reduced by a ratable portion of any such equities assigned or transferred by such holder. Following the adoption of this bylaw and except as above provided, when the Calculated Dairy/Foods Equity Credits of any holder are in excess of such holders Averaged Equity Target measured as of any fiscal year end, Dairy/Foods Equity Credits of such member in an amount sufficient to equalize the Calculated Dairy/Foods Equity Credits and the Averaged Equity Target shall be redeemed, subject to the approval of the Board of Directors, during the following year. For purposes of determining eligibility for such redemption, any Dairy/Foods equities held as the result of assignment, bequest, purchase or other method of accumulation excepting the earning of such equities in conjunction with the marketing of products through the association shall be credited to the account of the holder of Dairy/Foods Equity Credits at the rate of one-twelfth of the amount of the equities thus otherwise acquired in each year following the acquisition. It is envisioned that Dairy/Foods Equity Credits shall be the primary source of equity for members to reach Averaged Equity Targets. However, the Board of Directors shall have the authority, under any circumstances it deems extraordinary, to require members contribute such cash as may be necessary to achieve a specified percentage of each member’s Average Equity Target. Such requirement would be a condition of the agreement providing for the continued marketing of such member’s product through the association. The foregoing provisions of this Section 2 shall not be deemed to limit the ability of the Board of Directors to establish one or more other dairy foods pools for specific purposes which shall have their respective included businesses, participation eligibility requirements, capital needs, equity targets, equity redemption programs, and transitionary provisions, all as determined by the Board of Directors from time to time.
     (k) All patronage equity credits shall be assignable or transferable by the holders thereof only when and as approved pursuant to policies adopted by the Board of Directors. Any Dairy/Foods Equity Credits assigned shall for purposes of any redemption pursuant to the provisions of (j) above be deemed to be a ratable assignment of each year’s Dairy/Foods Equity Credits held by the assignor.
     (l) Non-member patrons, organized as limited liability companies, may be allowed to participate in the distribution of net income on equal terms with member patrons provided that 100 percent of the limited liability company’s governance and financial rights are owned by member patrons of Land O’Lakes, Inc. and subject to the Board of Director’s approval of such distribution.
Section 3. Each person who applies for and is accepted to membership in this association and each member of this association on the effective date of this By-law who continues as a member after such date shall, by such act alone, consent that the amount of any distributions with respect to his, her, or its patronage occurring in any fiscal year beginning after December 31, 1962, which are made in written notices of allocation (other than those which are designated on their face to be “nonqualified”) and which are received by him or it from this association, will be taken into account by him, her, or it at their stated dollar amounts in the manner provided in 26 U.S.C.A. 1385 in the taxable year in which such written notices of allocation are received by him or it — it being the intent of this By-law to provide a consent binding on all members who retain or obtain membership in this association after the adoption of this By-law and receipt of a written notification and copy of this By-law, for the purpose of making such distributions “qualified written notices of allocation” within the meaning of 26 U.S.C.A. 1388(c).
ARTICLE IX
MISCELLANEOUS
Section 1. Business with Non-Members. This association shall not deal in the products of non-members in an amount greater in value than such as are handled for its members, and shall not purchase supplies, machinery, equipment, or render services for non-members in an amount greater in value than the supplies, machinery, equipment, purchased for or services rendered for members.
Section 2. Lien. This association shall have a first lien upon all the shares of its capital stock and all patronage credits standing on its books for any indebtedness of the respective holders or owners thereof to this association, and shall have the right of offset for the face amount thereof against such indebtedness.
Section 3. Transfer of Stock. Class A Common Stock, Class B Common Stock, Class C Stock, Class D Stock and Preferred Stock of this association shall be transferable only with the consent of the Board of Directors and only after the same shall have been offered for sale to this association. Upon receipt of any such offer in writing, this association shall have ninety (90) days thereafter in which to purchase the share so offered. If this association within said period shall pay or tender to the holder an amount equal to the par value of the share offered, the holder shall endorse and deliver the Certificate therefor to this association, and such share may be held as treasury stock or cancelled. If this association shall fail to pay or tender said amount within said period, the holder shall be free to dispose of said share provided that no stock shall be transferred to anyone not eligible to hold the same.
Section 4. Indemnification of Directors, Officers, and Employees. This association shall indemnify each person who is or has been a director, officer or employee of this association, and each person who is serving or who has served, at the request of this association, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him to the full extent to which directors, officers and employees may be indemnified under the provisions of Minnesota laws.
     This association may purchase and maintain insurance on behalf of any person who may be indemnified to the extent permitted by law.

ARTICLE X
DISSOLUTION
Section 1. Upon the dissolution of this association the debts of this association shall first be paid; and the remaining assets, if any, shall be paid as follows: First, to the Preferred stockholders up to the par value of their stock, plus accrued and unpaid dividends, if any, declared thereon; second, to the Class A and Class B Common stockholders, Class C and Class D stockholders up to the par value of their stock; and third, to all patrons, whether voting or non-voting members, all the remainder of the assets which shall be distributed to them on a patronage basis according to the patronage credits standing in their names on the books of this association.
ARTICLE XI
FISCAL YEAR
The fiscal year of this association shall begin on January 1 and end on December 31.